Exhibit 99.1
Ixia 2010 First Quarter Results Conference Call Script
Operator
Good afternoon. I will be your conference operator. At this time, I would like to welcome everyone to Ixia’s Q1 earnings call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions) Please note that this call is being recorded. I will now turn the call over to Mr. Brent Novak, Ixia’s Vice President of Finance. Mr. Novak, you may begin.
Brent Novak, VP, Finance
Good afternoon and thank you for joining us on today’s conference call to discuss Ixia’s first quarter results. This call is also being broadcast live over the web and can be accessed in the investor relations section of Ixia’s website at www.ixiacom.com for 90 days. With me on today’s call are Errol Ginsberg, Ixia’s Chairman and Chief Innovation Officer, Atul Bhatnagar, Ixia’s President and Chief Executive Officer and Tom Miller, Ixia’s Chief Financial Officer.
After the market closed today, Ixia issued a press release reporting the results for its first quarter ended March 31, 2010. We’d like to remind that during the course of this conference call, Ixia’s management may make forward-looking statements, including financial projections, statements as to the plans and objectives of management for future operations and statements as to the company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts, but rather, are based on the company’s current expectations and beliefs. Words such as may, will, could, should, would, expects, intends, plans, projects, believes, seeks, estimates and variations of these words are intended to identify forward-looking statements. The company’s future results may differ materially from those projected in these forward-looking statements. With that said, I’d now like to turn the call over to Ixia’s Chief Financial Officer, Tom Miller. Tom?
Tom Miller, CFO
Thank you, Brent. I would like to mention that unless specifically noted otherwise, we are discussing all numbers on a non-GAAP, or pro forma basis prior to non-cash and certain non-recurring items for the impact of stock based compensation expense, acquisition-related costs, amortization of acquisition-related intangible assets, restructuring charges, certain litigation settlements, as well as a related income tax effects of such items and tax charges related to valuation allowances.
In the first quarter, these items consist of the $8.9 million favorable settlement with a former investment manager attributable to certain of our auction rate securities, $2.8 million related to stock-based compensation expenses, $1.1 million for acquisition-related costs, $5.1 million for the amortization of acquired intangible assets, $3.5 million related to restructuring expenses, and a net tax benefit of $0.9 million related to the items above and changes in the valuation allowance related to the company’s U.S. deferred tax assets. A full reconciliation of the non-GAAP financial measures covered in this call to the most directly comparable GAAP measures is available in the investor relations section of our website at www.ixiacom.com.
Revenue for the first quarter of fiscal 2010 was $62.0 million, at the high-end of our guidance range of $59 million to $62 million. This represents 11% increase in revenue from the $56.1 million reported in the fourth quarter of 2009 and a 67% increase from the $37.1 million reported in the first quarter of 2009. The first quarter of 2010 was the first full quarter of N2X revenue, totaling $10.1 million, a 47% increase from the immediately preceding fourth quarter, which included only two months of N2X revenue totaling $6.9 million. Even without contributions from our two acquisitions in 2009, we would have grown by 15% on a year-over-year basis and were even up sequentially, which is particularly notable given normal seasonality.
Our GAAP EPS for the first quarter of 2010 was $0.01 per diluted share, which includes the $8.9 million settlement proceeds as well as non-cash and non-recurring charges previously mentioned. Non-GAAP EPS for the first quarter of 2010 was $0.05 per diluted share.
In the first quarter, interface cards accounted for 57% of our revenue, software accounted for 21% of revenue with the remaining 22% representing revenue from chassis, warranties and other products.
From a geographic perspective, revenue from the United States represented 46% of total first quarter revenue with EMEA representing 14%, AsiaPac was very strong at 33% and other regions representing 7% of revenue.
From a customer perspective, 58% of our revenue in the first quarter came from network equipment manufacturers, 19% from service providers, a combined 9% from enterprise university and government customers, and 14% from distributors, communication chip manufacturers and other accounts.
Our top five non-distributor customers were Cisco, NTT, Alcatel-Lucent, Ericsson and Juniper. Sales to Cisco, our largest customer, grew significantly in the quarter to $12 million, representing 19% of revenue and the highest revenue from this important customer in several years. This compares with 7.5 million or 13% of revenue in the prior quarter. Cisco revenue included a $1.7 million annual renewal order that will not recur in the remaining quarters in 2010.

Moving down the income statement, non-GAAP gross margin was 78.9%, within our target range of 78% to 80%. We expect a non-GAAP gross margin in the 2010 second quarter of between 78% and 80%.
Non-GAAP operating expenses were $44 million in the first quarter, including approximately $6.1 million related to N2X. The N2X operating expense includes approximately $0.8 million in monthly transition service costs that we do not expect to incur in future quarters.
First quarter 2010 non-GAAP net income was $3.3 million or $0.05 per diluted share, at the high end of our guidance range of $0.03 to $0.05 per diluted share. This compares to $4.1 million or $0.06 per diluted share in the immediately preceding quarter and $0.4 million or $0.01 per diluted share in the same period last year.
The GAAP effective tax rate was 44% in the first quarter compared with negative 384% in the prior quarter. The non-GAAP effective tax rate was 31% in the first quarter compared to 15% in the prior quarter. We expect the non-GAAP effective tax rate to be in the range of 25% to 30% in the second quarter of 2010.
Turning to the balance sheet, cash, cash equivalents and investments were approximately $95 million at March 31, which includes the $8.9 million settlement proceeds discussed earlier. This compares with $79 million reported at December 31, 2009. Cash flows from operations for the first quarter were a positive $14.2 million compared to an outflow of $5.1 million in the immediately preceding fourth quarter, due to the settlement proceeds and working capital changes.

Capital expenditures for the first quarter 2010 were $1.7 million compared to $1.9 million in the prior quarter. Accounts receivable increased from $55.8 million on December 31, 2009 to $58.7 million as of March 31, 2010. DSOs for the first quarter based on trailing figures were 85 days, compared with 91 days reported three months earlier. We ended the first quarter with $14.1 million dollars of inventory for an annualized turnover rate of 3.7 times. The number of full-time employee equivalent as of March 31, 2010 was 1,069, compared with 1,119 employees at the end of the prior quarter.
Looking forward to second quarter guidance, we entered the quarter with good momentum and we clearly see a seasonal sequential uptick in demand, we expect revenue to be in the range of $62 million to $65 million. As I mentioned earlier, Q1 was a record quarter in Cisco revenue due to both strong demand and the annual renewal order. While our Q2 outlook for Cisco is encouraging, we have not built-in another record quarter with this customer in our second quarter guidance. We currently expect our non-GAAP EPS to range from $0.07 to $0.09 per diluted share in the second quarter, with comparable GAAP estimates to be between breakeven to a loss of $0.02 per share. The difference between anticipated GAAP and non-GAAP results relates to expected non-cash and certain non-recurring charges and the associated tax effect, including charges relating to stock-based compensation. We estimate at this time that our stock-based compensation charges will be between $2.5 million and $3.5 million in the second quarter on a pretax basis. With that said, I would like to now turn the call over to Atul.
Atul Bhatnagar, President & CEO
Thank you, Tom and thank you all for joining us today. In Q1 we focused on executing on our vision, completing the integration of our recent acquisitions and leveraging our operating model to drive cost synergies. We are making excellent progress in achieving our goal to offer the most complete and seamless testing of converged IP and LTE communications traffic over the converged wired and wireless networks of the future. On today’s conference call, I will focus my comments on the progress we made in the quarter and what trends we see in the current market.
Here are a couple of quick highlights:
1.	First, N2X performed very well, giving us even more confidence that we are on the right track

2.	Second, sales in Asia Pacific were at record highs and we feel we can continue to do very well in this market

3.	Third, without our two acquisitions, Ixia posted strong year-over-year growth and even grew through normal seasonality on a sequential basis.

4.	Fourth, sales to Cisco were their highest in multiple years, pointing to strength at this important customer and hopefully an initial indicator for the future health of the networking market

5.	Fifth, we continued to innovate and invest with products that position us for the next wave of technology upgrades across our wireline, wireless and converged markets

6.	And finally, we have made substantial progress on our bottom line, extracting synergies across our business, and expect Q2 to be a strong bottom line quarter.
As I mentioned, we are pleased with the success to date of our N2X acquisition, which performed very well in the quarter. In order to ensure seamless support of N2X customers and their existing and future investments in the IxN2X product line, we launched the Fusion program. To date, this program has shown great success and we have received strong acceptance from all key N2X accounts. While our industry is very competitive, I am very pleased to note that we have not lost any major customer from N2X.

As a demonstration of our support for the N2X customer base, in March we released IxN2X 6.13 software, which delivers key customer-driven product features and enhancements. This release was a key milestone in our Fusion plan as it proved to our customers that Ixia is committed to strongly supporting their investments.
Another key goal of the Fusion program is to provide the best of N2X and Ixia’s applications on one common platform. The next step in the Fusion program is to launch our new 10 Gigabit hardware that will support both the IxN2X and Ixia’s IxNetwork and IxLoad products all on one hardware platform. Never before in the testing industry have customers been able to run Ixia and IxN2X solutions on one unified platform. This next-generation product will be based on Ixia’s industry-proven, high-density 10 Gigabit Ethernet architecture called Next Generation IxYukon or NGY. The introduction of next-generation hardware supporting both platforms delivers on our commitment to protecting customers’ existing IxN2X investments and at the same time allowing them to take advantage of Ixia’s Layer 4 through 7 for their testing needs. And importantly the new version of the IxYukon will deliver eight times the density of the existing IxN2X solution. We have received overwhelmingly positive feedback from our customers on this initiative, which is on track to be released in June of this year. We showed this new high density 10 Gig N2X load module to all major customers at Interop in Las Vegas this week. Our N2X customers are delighted.
N2X and Catapult have also significantly expanded our reach in Asia and also we had a record quarter in the Asia Pacific region which grew by 57% sequentially and 110% year-over-year. NTT, who I will discuss a little later in the call and is one of the most quality-focused carriers in the world, was one of our largest customers leading the way in a very strong quarter for us in Japan. We also continued to make significant progress in China and India. Even without the contributions of our acquisitions, we had a strong quarter, pointing to underlying strength of our market. We are definitely encouraged by our progress with the key NEMs, most notably Cisco, and hope this is a precursor for broader demand in the market as the economy strengthens. 10 Gigabit and One Gigabit load modules continued to be our strongest sellers and it is notable to point out that 1 Gig has actually strengthened in the last two quarters and is our second strongest product. This points to the long life cycle for our products after technology transitions and when the inflection point in demand takes place for 40/100 Gigabit, we expect to still have contribution from legacy technologies for many, many years to come.
Encouragingly, we are seeing increased demand for High Speed 40 Gigabit and 100 Gigabit Ethernet as our customers begin to roll-out next generation Data Center switches and core routers. While still modest, 40/100 Gigabit sales have increased for five quarters in a row and we expect Higher speed port shipments this year to grow by four times 2009 levels. Our technical lead with proven and high quality 40/100 Gigabit solutions remains strong.
We also had continued growth in the Data Center testing market with strong customer adoption. Demand in the Data Center continues to drive an increase of 10 Gigabit port sales to key NEMS and System Integrators. To continue to capitalize on this market, we announced in the first quarter our high density multimode Native Fibre Channel Storage test solution. The new Fibre Channel solution is based on our award winning IxYukon architecture and provides the end-to-end Data Center solution customers are demanding with the highest density and scaling of FCOE in the industry.
Server Virtualization is also a key driver of next generation data center architectures. Virtualization continues to be a key area of innovation and product creation and we continue to work closely with strategic customers. Just this week, we demonstrated our end-to-end data center solution jointly with Cisco and Emulex at Interop in Las Vegas. We were able to show converged data and storage traffic over a Cisco UCS “C” series rackmount server equipped with an Emulex “OneConnect” CNA. The test was driven by Ixia IxVM virtualization solution installed in the servers connected through a Cisco Nexus 5K switch. In the same Nexus switch we also demonstrated full converged data center traffic using Ixia’s IxNetwork end-to-end solution for Fibre Channel over Ethernet to Native Fibre Channel using Ixia’s new Fibre Channel Test module. This demonstration was to showcase full end-to-end east to west and north to south traffic running across the Cisco and Emulex next generation data center architecture.
Switching tracks from the infrastructure to the applications that are driving demand for bandwidth, our Layer 4 through 7 business driven by IxLoad continued its strong performance in Q1. Both our Acceleron and 10 Gigabit IxYukon-NP solutions have had strong market adoption and IxLoad won several deals against the competition even as they introduced new competing products. Many of the sales in Q1 were repeat sales to key global accounts leveraging design wins in 2009 and increasing market share and establishing the Acceleron and IxLoad platform as the market leader in multimedia application services testing.
We also are continuing to see strong growth in advanced application delivery systems. This is being driven by sustained subscriber growth across mobile and broadband networks driven by demand for video and multimedia applications. Many devices need to probe deep inside packets at line rates for a variety of services from security and monitoring to bandwidth management. These devices are growing in capability and in sheer scale. Many Ixia customers are moving from a few Gigs of throughput to over 40G of stateful traffic pumping video and next generation content.

This week at Interop, we showcased the power of our 10 Gigabit IxYukon NP solution delivering 40 Gigabits of real world application traffic running through Sonic Wall’s next generation security platform. Sonic Wall is a leading provider of Unified Threat Management (UTM) and Firewall appliances and they are breaking new barriers in the security and applications market. They are able to provide standard firewall services but also, they process in real time large application throughput and scan for malware and vulnerabilities.
Many federal customers are leveraging IxLoad as the leading performance test system that can generate real video, voice and data traffic with the ability to introduce key vulnerabilities, malware and specific email, phone number or credit card hit lists. These capabilities allow our customers to test their systems so that they can find the “needles in the haystack” at a 40 Gigabit stateful line rate that only Ixia can deliver.
These key wins continue to showcase the strength of our Layer 4 through 7 solutions for Service Providers as large enterprises and governments continue to upgrade their networks and deploy next generation firewalls, server load balancers, deep packet inspection devices and application delivery systems.
For our wireless products, we continue to see a lot of interest in LTE testing as operators get closer to LTE deployments. LTE revenues were strong in the first quarter due to several large LTE access sales to key customers. In this quarter the world’s leading 4G provider NTT DoCoMo picked Ixia for their LTE testing. They drive the LTE market in Japan and are being closely watched by all worldwide 3G and 4G carriers. NTT DoCoMo is a provider that focuses significant time and energy on quality and feature set.

We are proud that NTT has selected Ixia as their key access testing partner and we view their selection as a testimony to the quality of our products.
LTE and 4G technology is creating strong demand for always on, application savvy mobile devices. These devices can be in some cases smart phones but in many cases they will be data cards or set-top boxes delivering high bandwidth broadband access and rich media to the home and businesses. The emerging application of LTE technology is also impacting the wireless core network. In many cases the new Enhanced Packet Core network, as this new wireless core network is called, will need to deliver a 10-40x increase in throughput with an equally impressive increase in subscribers each running multiple applications simultaneously.
In this quarter, we saw strong interest in the LTE Enhanced Packet Core with full-triple play traffic for Deep Packet Inspection testing and service validation. One such example is with our key Enhanced Packet Core partner Alcatel Lucent. Ixia and Alcatel demonstrated a world record by breaking the 100 Gigabit barrier in Enhanced Packet Core. As vendors increase capacities in their wireless core to the Terabits, we expect our LTE core business to grow significantly. This plays very well to the Ixia core IP platform strengths in 10 and 40 Gigabit and triple-play technologies.
Although LTE is on the nearer term horizon it is far from fulfilling the demands that the 3G networks are currently facing in 2010 and 2011. We see a trend towards increased focus on 3G testing in 2010 as existing 3G deployments see massive increases in data traffic due to smart phones. We expect this to result in increased opportunities in the 3G segment especially around large scale stress testing with traffic.

In Summary, our underlying business is strong and growing and we are very encouraged by the results we are seeing from the acquisitions we made last year. We are confident, now more than ever, that Ixia is well positioned to benefit from the next wave of technology upgrades across wireline, wireless and converged data center markets, and we are cautiously optimistic that increased spending from large NEMs across the world is an initial indicator of the future health of the networking test market. And finally, we continue to improve our operating model and drive bottom-line results through superior execution.
With that, I will turn the call over to the operator to take your questions.
Atul Bhatnagar, President & CEO
Final Closing Remarks
Again, we thank you for being on the call today and appreciate your support. We look forward to updating you on our progress in the coming months.
[End of Transcript]

Non-GAAP Information
We have included certain non-GAAP financial measures in the foregoing Transcript. Specifically, we have provided non-GAAP financial measures (e.g., non-GAAP cost of revenues, non- GAAP operating expenses, non-GAAP operating income, non-GAAP interest and other income (expense), net, non-GAAP income tax expense, non-GAAP net income, and non-GAAP diluted earnings per share) that exclude certain charges such as stock-based compensation expenses, acquisition related costs, the amortization of acquisition-related intangible assets, restructuring expenses, certain inventory write-downs, the impairment charges related to certain investments, and the related income tax effects of these items, as well as the income tax impacts of valuation allowances recorded against certain deferred tax assets. The aforementioned charges represent charges that may be difficult to estimate from period to period and that are not directly attributable to the underlying performance of our business operations. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance. We believe that by excluding certain charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information therefore may not necessarily be comparable to that of other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
A reconciliation of certain non-GAAP to GAAP financial measures follows. Additional reconciliations are included in Exhibit 99.3 to this Current Report on Form 8-K.

IXIA
Earnings Call — GAAP to Non-GAAP Reconciliation
Reconciliation of GAAP operating expenses to Non-GAAP operating expenses (in 000s):

	Three months ended
	December 31,	March 31,
	2009	2010
Operating expense, GAAP	$51,106	$56,338
Amortization of intangible assets	(4,906)	(5,058)
Acquisition related	(2,777)	(1,123)
Restructuring	(1,099)	(3,490)
Stock-based compensation	(2,298)	(2,627)

Operating expense, Non-GAAP	$40,026	$44,040

Reconciliation of GAAP effective tax rate to Non-GAAP effective tax rate:

	Three months ended
	December 31,	March 31,	Three months ending
	2009	2010	June 30, 2010
Effective tax rate, GAAP	-384.3%	43.7%	68.0 – 65.0%
Amortization of intangible assets	(32.6)	(13.6)	(60.2) – (40.4)
Acquisition, restructuring costs and other	(25.8)	3.9	(12.5) – (8.4)
Settlement proceeds	—	—	28.7 – 19.4
Stock-based compensation	(13.9)	(7.1)	(32.4) – (21.7)
Valuation allowance	471.8%	3.8%	33.4 – 16.1

Effective tax rate, Non-GAAP	15.2%	30.7%	25.0 – 30.0%

Reconciliation of GAAP gross margin percentage to Non-GAAP gross margin percentage:

	Three months ended	Three months ended	Three months ending
	December 31, 2009	March 31, 2010	June 30, 2010
Gross margin percentage, GAAP	78.5%	78.6%	77.7 – 79.7%
Inventory write-down	—	—	—
Stock-based compensation	0.4	0.3	0.3 – 0.3

Gross margin percentage, Non-GAAP	78.9%	78.9%	78.0 – 80.0%

Reconciliation of estimated GAAP loss per share to estimated Non-GAAP diluted (loss) earnings per share:

	Three months ended	Three months ended	Three months ending
	December 31, 2009	March 31, 2010	June 30, 2010
Estimated earnings (loss) per share, GAAP	$(0.50)	$0.01	$(0.02) – $0.00
Amortization of intangible assets	0.08	0.08	0.08 – 0.08
Acquisition, restructuring costs and other	0.06	0.07	0.02 – 0.02
Stock-based compensation	0.04	0.04	0.05 – 0.05
Settlement proceeds	—	(0.14)	—
Income tax effect (1)	0.38	(0.01)	(0.06) – (0.06)

Estimated diluted earnings (loss) per share, Non-GAAP	$0.06	$0.05	$0.07 – $0.09

(1)	The Income tax effect for the three months ended December 31, 2009 includes an income tax charge of $0.44 relating to a valuation allowance established against the Company’s U.S. deferred tax assets.